Exhibit 99.2

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Mark Roberson | mroberson@dennardlascar.com

713-529-6600

Main Street Announces Intention to Fully Redeem its 6.125% Notes due 2023

Annual Estimated Interest Expense Savings of $2.7 Million

HOUSTON, March 1, 2018 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce its intent to redeem 100% of the approximately $90.7 million (face value) of remaining issued and outstanding aggregate principal amount of Main Street’s 6.125% Notes due 2023 (CUSIP No. 56035L302; NYSE: MSCA) (the “Notes”), which were issued pursuant to the indenture dated as of April 2, 2013, between Main Street and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of April 2, 2013 (the “Indenture”).  The Notes will be redeemed on April 1, 2018 (the “Redemption Date”), and the redemption price will be par ($25.00 per Note) plus accrued and unpaid interest from January 1, 2018, through, but excluding, the Redemption Date.

The Notes should be presented and surrendered to the Paying Agent, The Bank of New York Mellon Trust Company, N.A., at one of the addresses set forth below:

If by First Class, Registered or Certified Mail:	If by Hand or Express Delivery:
The Bank of New York Mellon Trust Company, N.A. PO Box 396 East Syracuse, NY 13057	The Bank of New York Mellon Trust Company, N.A. 111 Sanders Creek Parkway East Syracuse, NY 13057

The settlement of the redemption is expected to occur on April 2, 2018.

Main Street estimates that the full retirement of the Notes will save Main Street approximately $2.7 million in annual interest expense. (1)

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to completion of the redemption and retirement of the Notes.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

(1)         Estimated annual interest expense savings calculated based on the difference between the effective interest rate of the Notes, including amortization of deferred financing costs, of approximately 6.5% and the current incremental borrowing rate of Main Street’s revolving credit facility utilized to redeem the Notes of approximately 3.5%.  In addition to the estimated annual interest expense savings, Main Street expects to record a realized loss at the time of the redemption of the Notes of approximately $1.5 million, which represents the write-off of the remaining unamortized deferred financing costs relating to the Notes.

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